Exhibit 99.1

FOR IMMEDIATE RELEASE

April 20, 2010

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Results For First Quarter

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 123-year-old IBERIABANK (www.iberiabank.com) and IBERIABANK fsb (www.IBERIABANKfsb.com), announced income available to common shareholders of $13 million for the quarter ended March 31, 2010, a decrease of 88% compared to the fourth quarter of 2009 (“linked quarter basis”), and an increase of 127% compared to the same quarter last year. Fully diluted earnings per share (“EPS”) were $0.59 in the first quarter of 2010, a decrease of 89% on a linked quarter basis compared to the fourth quarter of 2009, and an increase of 64% compared to the same quarter last year. According to First Call, the consensus analyst EPS estimate for the Company for the first quarter of 2010 was $0.65.

Daryl G. Byrd, President and Chief Executive Officer commented, “The assimilation of our FDIC-assisted acquisitions continues to progress on target. Client reaction at the failed bank franchises since the acquisitions has been very favorable, and we experienced exceptional deposit growth in our legacy franchise during the first quarter as well.” Byrd continued, “We have made substantial investments over the last two years in our new markets, strategic initiatives, infrastructure support, and balance sheet strength to capitalize on what we believe are once-in-a-lifetime opportunities. These investments have required near-term costs, but we believe our efforts will result in significant long-term benefits for our shareholders as these opportunities continue to be achieved.”

Significant Influences on the Quarter Ended March 31, 2010

•

Orion Bank and Century Bank Acquisitions. The Company completed its FDIC-assisted acquisitions of selected assets and assumptions of selected liabilities associated with Orion Bank and Century Bank, FSB in the fourth quarter of 2009. During that quarter, the Company recorded a $170 million pre-tax gain for the acquisitions under FAS141R and incurred one-time pre-tax acquisition-related costs of $8 million, or $0.25 per share on an after-tax basis.

In the first quarter of 2010, the Company recorded a $4 million pre-tax gain ($0.11 per share on an after-tax basis) related to additional FDIC settlement items and incurred one-time pre-tax acquisition-related costs of $2 million, or $0.07 per share on an after-tax basis.

•

Capital Strength. On March 8, 2010, the Company issued and sold 5,973,207 shares of common stock in an underwritten public offering at a price of $57.75 per share for net proceeds of $329 million. At March 31, 2010, the Company reported a tangible common equity ratio of 10.19%, a Tier 1 leverage ratio of 11.64%, and a total risk based capital ratio of 19.82%. At March 31, 2010, the Company had one of the highest capital ratios for publicly traded bank holding companies with assets in excess of $5 billion.

•	Asset Quality. The majority of assets acquired in the three FDIC-assisted transactions in 2009 are covered under FDIC loss sharing arrangements, and loan valuations incorporate estimated losses. As a result, a significant portion of the Company’s nonperforming assets have minimum loss exposure. Total Nonperforming Assets (“NPAs”) at March 31, 2010 were $926 million which included $853 million in NPAs covered under the FDIC loss sharing agreements (“covered assets”). Excluding the FDIC-assisted transactions, NPAs at March 31, 2010 were $73 million, or 1.01% of total assets, compared to 0.91% at year-end 2009 and 0.95% one year ago.

The Company reported net charge-offs totaling $5 million in the first quarter of 2010, or 0.36% of average loans on an annualized basis. On a similar basis, this figure compared to $2 million, or 0.18% of average loans, in the fourth quarter of 2009. The Company recorded a loan loss provision of $13 million, up 43% compared to $9 million on a linked quarter basis. The loan loss provision was elevated in the first quarter of 2010 primarily due to (1) two previously disclosed commercial relationships and (2) $8 million in additional reserves in excess of net charge-offs in the first quarter of 2010. The ratio of loan loss reserves to total loans was 1.11% at March 31, 2010, compared to 0.96% at December 31, 2009. Excluding the FDIC-assisted transactions, the loan loss reserve ratio was 1.53% at March 31, 2010, compared to 1.36% at December 31, 2009.

•

Net Interest Margin and Liquidity. The Company’s tax-equivalent net interest margin (“margin”) improved one basis point on a linked quarter basis to 3.16% in the first quarter of 2010. The Company reported an average excess liquidity position during the first quarter of 2010 of approximately $543 million due to FDIC loan pay-downs and charge-offs, deposit growth, and proceeds of the equity offering. On a period-end basis, excess cash increased from $342 million at year-end 2009 to $1.1 billion at March 31, 2010. The aggregate excess cash position suppressed the margin approximately 33 basis points in the first quarter of 2010.

Balance Sheet and Yields

Total assets increased $692 million, or 7% since year-end 2009, to $10.4 billion at March 31, 2010. Total shareholders’ equity increased $338 million, or 35%, since December 31, 2009. The Company’s market capitalization was $1.6 billion at March 31, 2010, up 43% compared to year-end 2009.

Investments

Total investment securities decreased $42 million, or 3%, to $1.5 billion during the first quarter of 2010. As a percentage of total assets, the investment portfolio decreased from 16% at December 31, 2009 to 15% at March 31, 2010. The investment portfolio had a modified duration of 2.8 years at March 31, 2010, unchanged compared to year-end 2009. Based on projected prepayment speeds and other assumptions at March 31, 2010, the portfolio was expected to generate approximately $330 million in cash flows, or about 22% of the portfolio, over the next nine months. The average yield on investment securities decreased 43 basis points on a linked quarter basis, to 3.39% in the first quarter of 2010. The Company holds in its investment portfolio primarily government agency and municipal securities.

Loans

Since December 31, 2009, total loans decreased $45 million, or less than 1%. Excluding the FDIC-assisted transactions, loans increased $62 million, or 1%, over that period. Between the time of the acquisitions and March 31, 2010, Orion Bank and Century Bank-originated loans decreased approximately $122 million, or 9%, which was greater than the Company’s expectations at closing.

The loan portfolio at March 31, 2010, was comprised of disparate components. Approximately 27% of the Company’s $5.7 billion loan portfolio is comprised of assets covered under the FDIC’s loss share agreements, which provide considerable protection against credit risk on those covered assets.

The remaining, $4.2 billion in loans at March 31, 2010, were associated with the Company’s legacy franchise, which were underwritten under the Company’s guidelines.

Period-End Loan Volumes ($ in Millions)

Loans	IBERIABANK					IBERIABANK fsb
	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10	Since Acq.
Commercial	$1,806	$1,877	$1,935	$2,045	$2,103	$536	$554	$621	$704	$722	62%
Consumer	673	686	687	680	685	233	234	236	234	228	-5%
Mortgage	438	409	399	385	375	72	69	68	68	65	-3%

Non-FDIC Loans	$2,917	$2,972	$3,021	$3,110	$3,163	$841	$857	$925	$1,006	$1,015	35%
Covered Loans			$353	$1,670	$1,561

Total Loans			$3,374	$4,780	$4,724
Non-FDIC Growth	1%	2%	14%	3%	2%	0%	2%	8%	9%	1%

On a linked quarter basis, the yield on average total loans increased 29 basis points to 5.85%. Yields on mortgage and consumer loans increased 72 and 67 basis points, respectively, on a linked quarter basis. Over this period, the yield on commercial loans increased eight basis points.

Commercial real estate (“CRE”) loans equated to 43% of total loans, though a significant portion of the total CRE portfolio is covered under the loss share agreements with the FDIC. In addition, much of the acquired CRE portfolio was purchased at substantial discounts from the FDIC that are expected to offset much of the remaining credit exposure and servicing costs. Finally, a portion of the CRE portfolio is comprised of legacy CRE loans, underwritten under the Company’s guidelines. At March 31, 2010, the average loan size in the legacy CRE portfolio was approximately $607,000, and loans past due 30 days or more (including nonaccruing loans) equated to 2.79% of the CRE loans outstanding (1.72% at December 31, 2009). The majority of the increase in CRE loans past due figure was related to two previously disclosed commercial relationships. Approximately 61% of the legacy CRE portfolio was based in southern Louisiana, 14% in northern Louisiana, and 25% in other markets. At March 31, 2010, many of the local markets in southern Louisiana remained economically healthy compared to the national economy. Excluding construction-related credits and FDIC-assisted loans, at March 31, 2010, approximately 46% of the Company’s CRE portfolio was owner-occupied and 54% was non-owner occupied. Non-owner occupied CRE loans equated to 76% of total risk based capital at March 31, 2010.

At March 31, 2010, approximately 13% of the Company’s direct consumer loan portfolio (net of discounts) was covered under the FDIC loss share agreements. The remaining legacy consumer portfolio maintained favorable asset quality. The average credit score of the legacy consumer loan portfolio was 719, and loans past due 30 days or more were 1.32% at March 31, 2010 (unchanged compared to December 31, 2009). Legacy home equity loans totaled $336 million at March 31, 2010, with 1.45% past due 30 days or more (1.38% at December 31, 2009). Legacy home equity lines of credit totaled $190 million, with 1.14% past due 30 days or more (0.98% at December 31, 2009). Annualized net charge-offs in this portfolio were 0.47% of loans in the first quarter of 2010 (0.66% in the fourth quarter of 2009). The weighted average loan-to-value at origination for this portfolio over the last three years was approximately 68%.

The indirect automobile portfolio totaled $260 million at March 31, 2010, up less than 1% compared to December 31, 2009. This portfolio equated to 5% of total loans and had 1.01% in loans past due 30 days or more (including nonaccruing loans) at March 31, 2010 (an improvement from 1.19% at December 31, 2009). Annualized net charge-offs in the indirect loan portfolio equated to approximately 0.31% of average loans in the first quarter of 2010 (an improvement from 0.45% in the fourth quarter of 2009). Approximately 87% of the indirect automobile portfolio was in the Acadiana region of Louisiana, which currently experiences a relatively favorable unemployment rate (5.5% in February 2010, the 10th lowest unemployment rate of 372 MSAs in the United States).

Deposits

During the first quarter of 2010, total deposits surged $399 million, or 5%, and $274 million, or 6% excluding the FDIC transactions. Between the time of the acquisitions and April 19, 2010, Orion Bank and Century Bank-originated deposits, excluding brokered deposits, increased approximately $274 million, or 13%, which was more favorable than the Company’s expectations at closing.

Period-End Deposit Volumes ($ in Millions)

Deposits	IBERIABANK					IBERIABANK fsb
	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10	Since Acq.
Noninterest	$452	$451	$501	$832	$798	$129	$126	$128	$153	$146	52%
NOW Accounts	747	750	764	1,038	1,088	205	198	195	203	200	4%
Savings/MMkt	851	888	1,048	1,948	2,198	220	240	279	305	371	110%
Time Deposits	1,009	1,014	1,356	2,589	2,608	520	507	504	488	545	1%

Total Deposits	$3,059	$3,103	$3,669	$6,407	$6,692	$1,074	$1,071	$1,105	$1,149	$1,263	26%
Growth	8%	1%	18%	75%	4%	-7%	0%	3%	4%	10%

Between December 31, 2009 and March 31, 2010, deposits at IBERIABANK increased $285 million, or 4%, and $160 million, or 5% excluding Orion Bank and Century Bank. Deposits at IBERIABANK fsb increased $114 million, or 10% over this same period.

Noninterest bearing deposits totaled $945 million at March 31, 2010, down $41 million, or 4%, compared to December 31, 2009. Excluding the FDIC-assisted transactions, noninterest bearing deposits decreased $44 million, or 6%, over this period. On a linked quarter basis, average noninterest bearing deposits increased $135 million, or 17%, and interest-bearing deposits increased $1.4 billion, or 26%. The rate on average interest bearing deposits in the first quarter of 2010 was 1.38%, a decrease of 37 basis points on a linked quarter basis, compared to a 28 basis point decline in the cost of average interest bearing liabilities. The Company had only $25 million in short-term borrowings at March 31, 2010, or approximately 0.3% of total liabilities.

Interest Rate Risk Position

The Company’s interest rate risk modeling at March 31, 2010 including the Orion Bank and Century Bank acquisitions indicated the Company is asset sensitive over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to increase net interest income over 12 months by approximately 7.7%. Similarly, a 100 basis point decrease in interest rates is expected to decrease net interest income by approximately 1.3%. At March 31, 2010, approximately 52% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 47%. Approximately 69% of the Company’s time deposit base will re-price within 12 months from March 31, 2010.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	IBERIABANK					IBERIABANK fsb
	1Q09	2Q09	3Q09	4Q09	1Q10	1Q09	2Q09	3Q09	4Q09	1Q10
Earning Asset Yield	4.92%	4.91%	4.65%	4.64%	4.36%	5.41%	5.29%	4.79%	4.89%	4.93%
Cost Of Int-Bearing Liabs	2.10%	1.97%	1.84%	1.77%	1.39%	2.55%	2.32%	2.13%	1.95%	1.87%

Net Interest Spread	2.82%	2.94%	2.81%	2.87%	2.97%	2.86%	2.97%	2.66%	2.94%	3.06%

Net Interest Margin	3.15%	3.26%	3.09%	3.15%	3.17%	3.19%	3.28%	2.97%	3.26%	3.33%

Operating Results

Tax-equivalent net interest income increased $12 million, or 19% on a linked quarter basis. Average earning assets increased $1.5 billion (up 21%) and the tax-equivalent net interest spread and margin improved eight and one basis points, respectively, on a linked quarter basis. The average earning asset yield decreased 19 basis points. The Company’s excess liquidity position increased from approximately $342 million at December 31, 2009, to $1.1 billion at March 31, 2010 ($172 million in Fed Funds Sold and $892 million in interest bearing cash). The cost of interest bearing deposits and liabilities declined 37 and 28 basis points, respectively.

Aggregate noninterest income decreased $168 million, or 86%, on a linked quarter basis. The primary changes on a linked quarter basis were (1) a $170 million gain recognized on completion of the Orion Bank and Century Bank acquisitions in the fourth quarter of 2009 compared to $4 million in the first quarter of 2010, and (2) a $1 million decline in gains on the sale of mortgage loans on a linked quarter basis.

The Company’s mortgage origination business experienced seasonal softness in the first half of the first quarter of 2010. The Company originated $295 million in mortgage loans during the first quarter of 2010, down $56 million, or 16%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 27% of mortgage loan originations in the first quarter of 2010, compared to 30% in the fourth quarter of 2009. The Company sold $287 million in mortgage loans during this period, down $48 million, or 14%, compared to the fourth quarter of 2009. Sales margins improved on a linked quarter basis. Gains on the sale of mortgage loans totaled $7 million in the first quarter of 2010, a decrease of $1 million, or 13%, on a linked quarter basis. The mortgage pipeline was approximately $143 million at March 31, 2010, and has since risen to approximately $169 million at April 16, 2010. In recent weeks, loan refinancings accounted for approximately 29% of mortgage activity.

Noninterest expense decreased $8 million, or 11%, on a linked quarter basis. A substantial portion of the decrease was associated with a $10 million goodwill impairment charge in the fourth quarter of 2009. Salaries and benefits expense increased $2 million, or 4%, on a linked quarter basis. Increases in base compensation, payroll taxes, and hospitalization (resulting primarily from a larger employee base after the acquisitions and recruit additions) were partially offset by reductions in contract/temporary labor expense, bonus accruals, mortgage commissions, and merger-related compensation expenses. All other expenses except the goodwill impairment declined $2 million on a linked quarter basis. In aggregate, one-time merger-related costs (included in some of the previously described expense categories) totaled $2 million in the first quarter of 2010, compared to $8 million in the fourth quarter. The combined tangible efficiency ratio of the Company’s bank subsidiaries was approximately 52.1% in the first quarter of 2010.

Diluted net income to common shareholders in the first quarter of 2010 totaled $13 million, down 88% on a linked quarter basis, and up 127% compared to the same quarter last year. Return on average assets (“ROA”) was 0.53% for the first quarter of 2009, return on average common equity (“ROE”) was 4.98%, and return on average tangible common equity was 6.94%.

Asset Quality

The Company’s credit quality statistics were significantly affected by the FDIC-assisted acquisitions, though the loss share arrangements with the FDIC and discounts on the assets acquired are expected to provide substantial protection against loss on those assets. Under the loss share agreements, the FDIC will cover 80% of the losses on the disposition of loans and OREO up to $970 million, or $776 million (the Company would cover the remaining $194 million amount). In addition, the FDIC will cover 95% of losses that exceed that $970 million threshold level. The Company estimates its maximum loss exposure will be approximately $297 million, assuming all loans experience 100% losses with no recoveries, over the loss share period. The Company received a discount of approximately $500 million on the purchase of assets in the transactions.

Excluding the FDIC-assisted transactions, NPAs and loans past due 30 days or more increased marginally during the first quarter of 2010 at the Company. The legacy Company had troubled debt restructurings at March 31, 2010, totaling $7 million.

Summary Asset Quality Statistics

($thousands)	IBERIABANK			IBERIABANK fsb			IBERIABANK Corp.
	3Q09*	4Q09**	1Q10**	3Q09	4Q09	1Q10	3Q09*	4Q09**	1Q10**
Nonaccruals	$13,600	$11,899	$30,054	$22,655	$27,947	$24,570	$36,256	39,847	$54,624
OREO & Foreclosed	2,277	4,000	4,012	11,192	11,281	11,436	13,469	15,281	15,448
90+ Days Past Due	1,999	3,193	1,852	2,651	1,767	1,316	4,650	$4,960	3,168

Nonperforming Assets	$17,877	$19,092	$35,918	$36,498	$40,996	$37,322	$54,375	$60,088	$73,240

NPAs/Assets	0.42%	0.38%	0.64%	2.43%	2.68%	2.27%	0.93%	0.91%	1.01%
NPAs/(Loans + OREO)	0.59%	0.61%	1.13%	3.90%	4.03%	3.64%	1.38%	1.45%	1.75%
LLR/Loans	1.05%	1.10%	1.38%	1.86%	2.12%	1.98%	1.25%	1.36%	1.53%
Net Charge-Offs/Loans	1.21%	0.04%	0.08%	6.16%	0.78%	1.41%	2.38%	0.22%	0.41%

*	Excludes the impact of the CapitalSouth acquisition
**	Excludes the impact of all FDIC-assisted acquisitions

The FDIC-assisted transactions accounted for $853 million, or 92% of the Company’s $926 million in total NPAs at March 31, 2010, and the legacy IBERIABANK Corporation franchise accounted for the remaining $73 million in NPAs. Excluding the FDIC-assisted transactions, NPAs equated to 1.01% of total assets at March 31, 2010, compared to 0.91% at December 31, 2009. On this same basis, total loans past due 30 days or more (including nonaccruing loans) represented 2.04% of total loans at March 31, 2010, up 35 basis points, compared to 1.69% of total loans at December 31, 2009.

Loans Past Due

Loans Past Due 30 Days Or More And Non accruing Loans As % Of Loans Outstanding

By Entity:	12/31/08	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10
IBERIABANK (Ex-FDIC Covered Assets)
30+ days past due	0.69%	0.31%	0.33%	0.32%	0.58%	0.67%
Non-accrual	0.22%	0.54%	0.47%	0.45%	0.38%	0.94%

Total Past Due	0.92%	0.85%	0.80%	0.77%	0.96%	1.61%

IBERIABANK fsb
30+ days past due	1.57%	1.85%	1.73%	1.09%	1.12%	0.88%
Non-accrual	2.53%	2.12%	1.68%	2.45%	2.78%	2.42%

Total Past Due	4.10%	3.97%	3.41%	3.54%	3.90%	3.30%

Consolidated (Ex-FDIC Covered Assets)
30+ days past due	0.89%	0.65%	0.64%	0.50%	0.72%	0.73%
Non-accrual	0.74%	0.90%	0.74%	0.92%	0.97%	1.31%

Total Past Due	1.63%	1.55%	1.38%	1.42%	1.69%	2.04%

CapitalSouth Only
30+ days past due				7.62%	7.59%	10.01%
Non-accrual				24.64%	29.68%	23.97%

Total Past Due				32.26%	37.27%	33.98%

Orion Only
30+ days past due					16.54%	8.56%
Non-accrual					57.58%	59.86%

Total Past Due					74.12%	68.42%

Century Only
30+ days past due					10.52%	10.81%
Non-accrual					53.50%	43.73%

Total Past Due					64.02%	54.54%

Consolidated With FDIC Covered Assets
30+ days past due				1.08%	4.37%	3.09%
Non-accrual				2.87%	15.45%	14.23%

Total Past Due				3.95%	19.82%	17.32%

At March 31, 2010, the allowance for loan losses was 1.11%, up compared to 0.96% at December 31, 2009. In accordance with generally accepted accounting principles, the assets acquired in the FDIC-assisted transactions were marked to market at consummation, including estimated loan impairment. Excluding the acquired loans, the Company’s ratio of loan loss reserves to loans increased from 1.25% at September 30, 2009, to 1.36% at December 31, 2009, and to 1.53% at March 31, 2010.

The Company reported net charge-offs of $5 million in the first quarter of 2010, compared to $2 million in the fourth quarter of 2009. The ratio of net charge-offs to average loans was 0.36% in the first quarter of 2010, compared to 0.18% in the fourth quarter of 2009. The elevated charge-offs in the first quarter were primarily due to valuations on appraisals of collateral securing various loans. The Company recorded a $13 million loan loss provision in the first quarter of 2010, compared to $9 million in the fourth quarter of 2009 and covered net charge-offs by 2.6 times. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at March 31, 2010.

Capital Position

The Company maintains strong capital ratios compared to peers. The equity-to-assets ratio was 12.43% at March 31, 2010, compared to 9.84% at December 31, 2009. At March 31, 2010, the Company reported a tangible common equity ratio of 10.19%, compared to 7.35% at December 31, 2009 and 7.51% one year ago. The Company’s Tier 1 leverage ratio was 11.64%, compared to 9.90% at December 31, 2009 and 9.16% one year ago. The Company’s total risk based capital ratio was 19.82%, compared to 13.50% at December 31, 2009 and 13.58% one year ago. The Company’s tangible common equity to risk weighted assets ratio was 16.99%, compared to 11.81% at December 31, 2009, and 9.78% one year ago.

On March 8, 2010, the Company issued and sold 5,973,207 shares of common stock for net proceeds of approximately $329 million in a public underwritten equity offering. Shares were sold in the offering at a price of $57.75 per share. At the time of the transaction’s pricing, the offer price was a 0.3% discount to the last trading price. The shares were sold at a price that was 2% below the Company’s 52-week high trading price. The Company’s closing stock price on April 20, 2010 was $62.62 per share, or approximately 8% above the closing price of the offering.

Regulatory Capital Ratios

At March 31, 2010

Capital Ratio	Well Capitalized	IBERIABANK	IBERIABANK fsb	IBERIABANK Corporation
Tier 1 Leverage	5.00%	6.97%	9.61%	11.64%
Tier 1 Risk Based	6.00%	12.11%	12.31%	18.36%
Total Risk Based	10.00%	13.57%	13.55%	19.82%

At March 31, 2010, book value per share was $48.29, up $2.25, or 5%, compared to December 31, 2009, and up 18% compared to one year ago. Tangible book value per share improved $5.07, or 15%, over that period to $38.60, and up 56% compared to one year ago.

On March 15, 2010, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.17%, based on the closing stock price of the Company’s common stock on April 20, 2010 of $62.62 per share. This price equated to 1.30 times March 31, 2010 book value per share of $48.29 and 1.62 times tangible book value per share of $38.60.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 210 combined offices, including 136 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 48 locations in 12 states. During the first quarter of 2010, the Company opened banking offices in Deer Park in the Houston MSA and on Metairie Road in New Orleans, and a mortgage office in Fort Myers, Florida.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.7 billion, based on the NASDAQ closing stock price on April 20, 2010.

The following twelve investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Soleil Securities Corporation/Tenner Investment Research

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, April 21, 2010, beginning at 9:30 a.m. Central Time by dialing 1-800-288-9626. The confirmation code for the call is 152557. A replay of the call will be available until midnight Central Time on April 28, 2010 by dialing 1-800-475-6701. The confirmation code for the replay is 152557. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”,

“intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility and low trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended March 31,			For The Quarter Ended December 31,
	2010	2009	% Change	2009	% Change
Income Data (in thousands):
Net Interest Income	$69,206	$36,287	91%	$57,556	20%
Net Interest Income (TE) (1)	71,039	37,623	89%	59,452	19%
Net Income	13,004	9,145	42%	108,902	(88)%
Earnings Available to Common Shareholders - Basic	13,004	5,795	124%	108,902	(88)%
Earnings Available to Common Shareholders - Diluted	12,752	5,626	127%	106,185	(88)%

Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.60	$0.36	66%	$5.27	(89)%
Earnings Available to Common Shareholders - Diluted	0.59	0.36	64%	5.23	(89)%
Book Value Per Common Share	48.29	40.98	18%	46.04	5%
Tangible Book Value Per Common Share (2)	38.60	24.82	56%	33.53	15%
Cash Dividends	0.34	0.34	—	0.34	—

Number of Shares Outstanding:
Basic Shares (Average)	21,928,397	15,928,634	38%	20,617,155	6%
Diluted Shares (Average)	21,690,564	15,728,518	38%	20,301,703	7%
Book Value Shares (Period End) (3)	26,753,464	16,022,718	67%	20,797,218	29%

Key Ratios: (4)
Return on Average Assets	0.53%	0.67%		5.29%
Return on Average Common Equity	4.98%	3.59%		46.94%
Return on Average Tangible Common Equity (2)	6.94%	6.35%		66.26%
Net Interest Margin (TE) (1)	3.16%	3.02%		3.15%
Efficiency Ratio	68.7%	73.0%		29.6%
Tangible Efficiency Ratio (TE) (1) (2)	66.1%	69.9%		28.9%
Average Loans to Average Deposits	74.4%	93.2%		82.1%
Nonperforming Assets to Total Assets (5)	8.91%	0.95%		10.43%
Allowance for Loan Losses to Loans	1.11%	1.11%		0.96%
Net Charge-offs to Average Loans	0.36%	0.24%		0.18%
Average Equity to Average Total Assets	10.72%	13.35%		11.24%
Tier 1 Leverage Ratio	11.64%	9.16%		9.90%
Common Stock Dividend Payout Ratio	69.9%	94.0%		6.5%
Tangible Common Equity Ratio	10.19%	7.51%		7.35%
Tangible Common Equity to Risk-Weighted Assets	16.99%	9.78%		11.81%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	March 31,			December 31, 2009
	2010	2009	% Change
BALANCE SHEET (End of Period)
ASSETS
Cash and Due From Banks	$95,849	$88,010	8.9%	$94,674
Interest-bearing Deposits in Banks	892,369	75,351	1084.3%	80,723

Total Cash and Equivalents	988,218	163,361	504.9%	175,397
Investment Securities Available for Sale	1,301,185	929,131	40.0%	1,320,476
Investment Securities Held to Maturity	237,551	88,832	167.4%	260,361

Total Investment Securities	1,538,736	1,017,963	51.2%	1,580,837
Mortgage Loans Held for Sale	74,225	81,077	(8.5)%	66,945
Loans, Net of Unearned Income	5,739,322	3,757,959	52.7%	5,784,365
Allowance for Loan Losses	(63,875)	(41,662)	53.3%	(55,768)

Loans, net	5,675,447	3,716,297	52.7%	5,728,597
Loss Share Receivable	917,246	—	100.0%	1,034,734
Premises and Equipment	142,961	131,235	8.9%	137,426
Goodwill and Other Intangibles	259,144	259,060	0.0%	260,144
Mortgage Servicing Rights	234	241	(3.0)%	229
Other Assets	796,104	178,839	345.2%	716,093

Total Assets	$10,392,315	$5,548,073	87.3%	$9,700,402

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$944,657	$580,607	62.7%	$985,253
Interest-bearing Deposits	7,010,226	3,552,873	97.3%	6,570,895

Total Deposits	7,954,883	4,133,480	92.5%	7,556,148
Short-term Borrowings	25,000	—	100.0%	90,000
Securities Sold Under Agreements to Repurchase	178,740	142,149	25.7%	173,351
Long-term Debt	738,315	544,138	35.7%	745,864
Other Liabilities	203,464	72,720	179.8%	180,824

Total Liabilities	9,100,402	4,892,487	86.0%	8,746,187
Total Shareholders’ Equity	1,291,913	655,586	97.1%	954,215

Total Liabilities and Shareholders’ Equity	$10,392,315	$5,548,073	87.3%	$9,700,402

	For The Three Months Ended March 31,
	2010	2009	% Change
INCOME STATEMENT
Interest Income	$97,620	$60,321	61.8%
Interest Expense	28,414	24,034	18.2%

Net Interest Income	69,206	36,287	90.7%
Provision for Loan Losses	13,201	3,032	335.3%

Net Interest Income After Provision for Loan Losses	56,005	33,255	68.4%
Service Charges	5,901	5,272	11.9%
ATM / Debit Card Fee Income	2,325	1,714	35.7%
BOLI Proceeds and Cash Surrender Value Income	709	713	(0.6)%
Gain on Acquisition	3,781	—	100.0%
Gain on Sale of Loans, net	7,373	8,529	(13.6)%
Gain (Loss) on Sale of Investments, net	922	3	29226.0%
Title Revenue	3,703	4,479	(17.3)%
Broker Commissions	1,212	1,214	(0.2)%
Other Noninterest Income	2,427	1,806	34.4%

Total Noninterest Income	28,353	23,730	19.5%
Salaries and Employee Benefits	35,831	24,228	47.9%
Occupancy and Equipment	7,593	5,632	34.8%
Amortization of Acquisition Intangibles	1,010	622	62.5%
Other Noninterest Expense	22,566	13,310	69.5%

Total Noninterest Expense	67,000	43,792	53.0%
Income Before Income Taxes	17,358	13,193	31.6%
Income Taxes	4,354	4,048	7.6%

Net Income	$13,004	$9,145	42.2%

Preferred Stock Dividends	—	(3,350)	(100.0)%

Earnings Available to Common Shareholders - Basic	13,004	5,795	124.4%

Earnings Allocated to Unvested Restricted Stock	(252)	(169)	48.9%

Earnings Available to Common Shareholders - Diluted	12,752	5,626	126.7%

Earnings Per Share, diluted	$0.59	$0.36	64.4%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
BALANCE SHEET (Average)
ASSETS
Cash and Due From Banks	$92,145	$75,435	$59,975	$78,939	$78,204
Interest-bearing Deposits in Banks	387,929	305,371	299,591	61,115	130,584
Investment Securities	1,569,301	1,327,579	1,074,896	1,033,274	995,766
Mortgage Loans Held for Sale	50,810	58,785	60,350	89,298	81,910
Loans, Net of Unearned Income	5,737,876	5,070,584	4,049,351	3,788,273	3,743,032
Allowance for Loan Losses	(55,133)	(49,442)	(45,711)	(42,970)	(40,711)
Loss Share Receivable	1,033,377	590,804	38,784	—	—
Other Assets	1,054,224	787,488	592,455	585,016	583,373

Total Assets	$9,870,529	$8,166,604	$6,129,691	$5,592,945	$5,572,158

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$939,776	$804,918	$583,229	$570,298	$554,269
Interest-bearing Deposits	6,772,432	5,368,692	3,864,927	3,558,739	3,461,866

Total Deposits	7,712,208	6,173,610	4,448,156	4,129,037	4,016,135
Short-term Borrowings	32,769	31,054	2,174	22,489	45,760
Securities Sold Under Agreements to Repurchase	168,303	188,339	210,115	149,664	141,186
Long-term Debt	736,458	681,789	536,877	541,557	552,838
Other Liabilities	162,675	174,133	94,189	86,819	72,430

Total Liabilities	8,812,413	7,248,925	5,291,511	4,929,566	4,828,349
Total Shareholders’ Equity	1,058,116	917,679	838,180	663,379	743,809

Total Liabilities and Shareholders’ Equity	$9,870,529	$8,166,604	$6,129,691	$5,592,945	$5,572,158

	2010	2009
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
INCOME STATEMENT
Interest Income	$97,620	$85,538	$63,554	$60,974	$60,321
Interest Expense	28,414	27,982	22,888	22,698	24,034

Net Interest Income	69,206	57,556	40,666	38,276	36,287
Provision for Loan Losses	13,201	9,260	25,295	7,783	3,032

Net Interest Income After Provision for Loan Losses	56,005	48,296	15,371	30,493	33,255
Total Noninterest Income	28,353	196,353	80,874	32,030	23,730
Total Noninterest Expense	67,000	75,114	54,540	49,814	43,792

Income Before Income Taxes	17,358	169,535	41,705	12,709	13,193
Income Taxes	4,354	60,633	16,976	4,235	4,048

Net Income	$13,004	$108,902	$24,729	$8,474	$9,145

Preferred Stock Dividends	—	—	—	—	(3,350)

Earnings Available to Common Shareholders - Basic	$13,004	$108,902	$24,729	$8,474	$5,795

Earnings Allocated to Unvested Restricted Stock	(252)	(2,717)	(603)	(250)	(169)

Earnings Available to Common Shareholders - Diluted	$12,752	$106,185	$24,126	$8,224	$5,626

Earnings Per Share, basic	$0.60	$5.27	$1.22	$0.53	$0.36

Earnings Per Share, diluted	$0.59	$5.23	$1.21	$0.52	$0.36

Book Value Per Share	$48.29	$46.04	$41.41	$41.13	$40.98

Return on Average Assets	0.53%	5.29%	1.60%	0.61%	0.67%
Return on Average Common Equity	4.98%	46.94%	11.66%	5.11%	3.59%
Return on Average Tangible Common Equity	6.94%	66.26%	17.10%	8.75%	6.35%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	March 31,			December 31, 2009
	2010	2009	% Change
LOANS RECEIVABLE
Residential Mortgage Loans:
Residential 1-4 Family	$953,584	$476,899	100.0%	$975,395
Construction/ Owner Occupied	25,516	32,665	(21.9)%	32,857

Total Residential Mortgage Loans	979,100	509,564	92.1%	1,008,252
Commercial Loans:
Real Estate	2,487,698	1,551,790	60.3%	2,499,843
Business	1,222,078	790,027	54.7%	1,218,014

Total Commercial Loans	3,709,776	2,341,817	58.4%	3,717,857
Consumer Loans:
Indirect Automobile	260,470	264,019	(1.3)%	259,339
Home Equity	643,891	503,979	27.8%	649,821
Automobile	30,483	28,141	8.3%	30,552
Credit Card Loans	41,738	38,259	9.1%	44,561
Other	73,864	72,180	2.3%	73,983

Total Consumer Loans	1,050,446	906,578	15.9%	1,058,256

Total Loans Receivable	5,739,322	3,757,959	52.7%	5,784,365

Allowance for Loan Losses	(63,875)	(41,662)		(55,768)

Loans Receivable, Net	$5,675,447	$3,716,297		$5,728,597

	March 31,			December 31, 2009
	2010	2009	% Change
ASSET QUALITY DATA
Nonaccrual Loans	$816,718	$33,750	22319.9%	$893,441
Foreclosed Assets	15	9	70.8%	35
Other Real Estate Owned	50,126	16,019	212.9%	74,056
Accruing Loans More Than 90 Days Past Due	59,575	2,952	1918.2%	43,952

Total Nonperforming Assets	$926,434	$52,730	1656.9%	$1,011,485

Nonperforming Assets to Total Assets	8.91%	0.95%	838.0%	10.43%
Nonperforming Assets to Total Loans and OREO	16.0%	1.40%	1045.3%	17.27%
Allowance for Loan Losses to Nonperforming Loans (1)	7.3%	113.5%	(93.6)%	5.9%
Allowance for Loan Losses to Nonperforming Assets	6.9%	79.0%	(91.3)%	5.5%
Allowance for Loan Losses to Total Loans	1.11%	1.11%	0.4%	0.96%
Year to Date Charge-offs	$6,809	$2,765	146.2%	$33,267
Year to Date Recoveries	(1,715)	(523)	227.7%	(2,646)

Year to Date Net Charge-offs	$5,094	$2,242	127.2%	$30,621
Quarter to Date Net Charge-offs	$5,094	$2,242	127.2%	$2,283
(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

	March 31,			December 31, 2009
	2010	2009	% Change
DEPOSITS
Noninterest-bearing Demand Accounts	$944,657	$580,607	62.7%	$985,253
NOW Accounts	1,287,895	952,298	35.2%	1,241,241
Savings and Money Market Accounts	2,569,254	1,070,520	140.0%	2,253,065
Certificates of Deposit	3,153,077	1,530,055	106.1%	3,076,589

Total Deposits	$7,954,883	$4,133,480	92.5%	$7,556,148

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	March 31, 2010		December 31, 2009		March 31, 2009
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$992,178	5.78%	$875,454	5.06%	$521,180	5.64%
Commercial Loans (TE) (1)	3,695,589	5.69%	3,134,273	5.61%	2,315,732	4.68%
Consumer and Other Loans	1,050,109	6.49%	1,060,857	5.82%	906,120	6.64%

Total Loans	5,737,876	5.85%	5,070,584	5.56%	3,743,032	5.29%
Mortgage Loans Held for Sale	50,810	4.69%	58,785	4.75%	81,910	4.80%
Investment Securities (TE) (1)(2)	1,541,471	3.39%	1,265,385	3.82%	968,163	4.61%
Other Earning Assets	1,639,602	0.08%	1,030,554	0.18%	179,580	0.51%

Total Earning Assets	8,969,759	4.45%	7,425,308	4.64%	4,972,685	4.98%
Allowance for Loan Losses	(55,133)		(49,442)		(40,711)
Nonearning Assets	955,903		790,738		640,184

Total Assets	$9,870,529		$8,166,604		$5,572,158

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$1,279,441	0.82%	$1,083,574	0.76%	$910,272	0.90%
Savings and Money Market Accounts	2,415,853	1.64%	1,806,497	1.48%	1,006,998	1.55%
Certificates of Deposit	3,077,138	1.41%	2,478,621	2.37%	1,544,596	3.15%

Total Interest-bearing Deposits	6,772,432	1.38%	5,368,692	1.75%	3,461,866	2.09%
Short-term Borrowings	201,072	0.39%	219,394	0.46%	186,946	0.83%
Long-term Debt	736,458	2.81%	681,789	2.33%	552,838	4.20%

Total Interest-bearing Liabilities	7,709,962	1.49%	6,269,875	1.77%	4,201,650	2.31%
Noninterest-bearing Demand Deposits	939,776		804,918		554,269
Noninterest-bearing Liabilities	162,675		174,132		72,430

Total Liabilities	8,812,413		7,248,925		4,828,349
Shareholders’ Equity	1,058,116		917,679		743,809

Total Liabilities and Shareholders’ Equity	$9,870,529		$8,166,604		$5,572,158

Net Interest Spread	$69,206	2.95%	$57,556	2.87%	$36,287	2.66%
Tax-equivalent Benefit	1,833	0.08%	1,896	0.09%	1,336	0.11%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$71,039	3.16%	$59,452	3.15%	$37,623	3.02%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Quarter Ended
	3/31/2010	12/31/2009	3/31/2009
Net Interest Income	$69,206	$57,556	$36,287
Effect of Tax Benefit on Interest Income	1,833	1,896	1,336

Net Interest Income (TE) (1)	71,039	59,452	37,623

Noninterest Income	28,353	196,353	23,730
Effect of Tax Benefit on Noninterest Income	382	393	384

Noninterest Income (TE) (1)	28,735	196,746	24,114

Total Revenues (TE) (1)	$99,774	$256,198	$61,737

Total Noninterest Expense	$67,000	$75,114	$43,792
Less Intangible Amortization Expense	(1,010)	(1,022)	(622)

Tangible Operating Expense (2)	$65,990	$74,092	$43,170

Return on Average Common Equity	4.98%	46.94%	3.59%
Effect of Intangibles (2)	1.96%	19.32%	2.76%

Return on Average Tangible Common Equity (2)	6.94%	66.26%	6.35%

Efficiency Ratio	68.7%	29.6%	73.0%
Effect of Tax Benefit Related to Tax Exempt Income	(1.5)%	(0.3)%	(2.1)%

Efficiency Ratio (TE) (1)	67.2%	29.3%	70.9%
Effect of Amortization of Intangibles	(1.1)%	(0.4)%	(1.0)%

Tangible Efficiency Ratio (TE) (1) (2)	66.1%	28.9%	69.9%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.